FREMONT GENERAL CORPORATION
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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                                                              Three Months Ended               Nine Months Ended
                                                                 September 30,                   September 30,
                                                       -----------------------------------------------------------------
                                                           1995             1994*            1995             1994*
                                                       --------------   --------------   --------------   --------------
                                                                (Amounts in thousands, except per share data)
Primary:
Weighted average shares outstanding                           16,927           16,846           16,927           16,877
Net effect of dilutive stock options - based
  on the treasury stock method using
  average market price                                           533              362              398              347
                                                       --------------   --------------   --------------   --------------
Total                                                         17,460           17,208           17,325           17,224
                                                       ==============   ==============   ==============   ==============


Net income                                                   $18,265          $14,095          $49,338          $41,659
                                                       ==============   ==============   ==============   ==============

Per share earnings                                             $1.05            $0.82            $2.85            $2.42
                                                       ==============   ==============   ==============   ==============


Fully Diluted:
Weighted average shares outstanding                           16,927           16,846           16,927           16,877
Net effect of dilutive stock options - based
  on the treasury stock method using the
  quarter-end market price, if higher than
  average market price                                           539              364              422              349

Assumed conversion of:
         LYONs                                                 4,806            4,806            4,806            4,806
                                                       --------------   --------------   --------------   --------------
Total                                                         22,272           22,016           22,155           22,032
                                                       ==============   ==============   ==============   ==============

Net income                                                   $18,265          $14,095          $49,338          $41,659

Income adjustments for fully diluted computation:
   Add interest expense, amortization of prepaid
      expense and amortization of prepaid expense,
      net of federal income tax effect:
         LYONs                                                 1,139            1,085            3,325            3,255
                                                       --------------   --------------   --------------   --------------

Total                                                        $19,404          $15,180          $52,663          $44,914
                                                       ==============   ==============   ==============   ==============

Per share earnings                                             $0.87            $0.69            $2.38            $2.04
                                                       ==============   ==============   ==============   ==============


* Adjusted retroactively for the ten percent stock dividend distributed June 15, 1995.

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